Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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TELAVA NETWORKS,INC.

(Name of Registrant as Specified In Its Charter)

TELAVA NETWORKS, INC.

(Name of Person(s) Filing Proxy Statement)

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TELAVA NETWORKS, INC.

353 Sacramento Street, Suite 1500

San Francisco, California 94111

INFORMATION STATEMENT

Mailing Date:  March 26, 2009

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General

This Information Statement is furnished to the holders of Common Stock, no par value per share (the "Common Stock"), of Telava Networks, Inc. (the "Company") on behalf of the Company in connection with a proposed amendment to the Articles of Incorporation of the Company to change the name of the Company to “Transnational Financial Networks, Inc.” or a similar name approved by the Board of Directors.  The amendment has already been approved by the consent of persons holding 95,813,400 shares, or 61.8%, of the outstanding 148,481,461 shares of Common Stock.  The vote required for approval is more than 50%. YOU ARE NOT BEING ASKED FOR A PROXY NOR TO VOTE ON THIS MATTER.  THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY.

The cost of this Information Statement will be borne by the Company.

Record Date

The close of business on March 11, 2009, which is the date of the consent action by shareholders approving the amendments to its articles, was fixed as the record date pursuant to Section 701(b)(2) of the California Corporations Code.

The voting securities of the Company are the shares of its Common Stock, of which       148,481,461 shares were issued and outstanding as of March 11, 2009.  All outstanding shares of Common Stock are entitled to one vote on each matter submitted to shareholders.

Beneficial Ownership of Securities

The following table sets forth the beneficial ownership of the Company's Common Stock as of March 11, 2009 by each person known to the Company to own more than five percent (5%) of the Company's Common Stock and by each of the Company's current directors, and by all directors and officers of the Company as a group.  The table has been prepared based on information provided to the Company by each shareholder. The address of each, unless otherwise noted, is 353 Sacramento Street, Suite 1500, San Francisco, California 94111. Except as otherwise noted, shares are owned beneficially and of record, and such record shareholder has sole voting, investment, and dispositive power.

Number of Shares

Percentage of

Name

Office

Owned

Shares Owned

Daniel Duplechan

President, CFO and

--

--

Director

Baldwin Yung(2)

--

9,711,300

6.5%

 Chris Chen (2)                  --

            7,665,100

5.2%

Carlington HK    Limited(2) (3)---

67,979,400

45.2%

All executive officers and directors as a

group (1 person)

--

--

(1)

Except as otherwise noted, shares are owned beneficially and of record, and such record shareholder has sole voting, investment, and dispositive power.

(2)

Mr. Yung, Mr. Chen and Carlington surrendered their shares on March 12, 2009 in connection with the recission of the acquisition of Telava Networks, the Company’s Nevada subsidiary.

(3)

Mr. Lam Kam Hung is the control person of Carlington Hong Kong Limited, an investment group which directly owns these shares. Carlington surrendered its shares on March 12, 2009 in connection with the recission of the acquisition of Telava Networks, the Company’s Nevada subsidiary.

As of March 11, 2009, there were approximately 80 common shareholders of record.

Change of Control; Recission

As of March 12, 2009 a change of control occurred. Prior to that date, the Company was controlled by the former shareholders of Telava Networks, a Nevada corporation (“Telava Nevada”). Telava Nevada had been acquired by the Company on October 1, 2007.  In connection with the acquisition, the Company, a California corporation, changed its name to Telava Networks, Inc. As a result of certain alleged misrepresentations made by the Company to the Telava Nevada shareholders, these shareholders and the Company mutually agreed to rescind the transaction, and the Company agreed to change its name from Telava Networks, Inc. back to its original name, Transnational Financial Network, Inc. or a similar name.

The recission was reported in a Current Report on Form 8-K dated March 11, 2009, available on the SEC’s website at www.sec.gov.   In connection with the acquisition, the shares issued in connection with the acquisition, approximately 135,813,461 shares of the Company, are to be cancelled. This cancelation would result in 12,668,000 shares outstanding. However, in the event less than all of these shares can be delivered, Telava Nevada will forgive $100,000 in debt owned to it by the Company at the rate of $.01 per share. The last trading price for the Company common stock as of March11, 2009 was $.006 per share. Note that under this provision, there could be up to 10 million shares which as not cancelled, and there could be up to 22,668,000 total shares outstanding as a result of the recission. Telava Nevada is certain that at least 126,000,000 shares will be delivered for cancellation.

 The new control person is Daniel Duplechan, who is the sole officer and director who was appointed by these shareholders. Mr. Duplechan has been CEO and Director of Riverside Asset Management Services, LLC since 2007. He founded US E-Waste Recycling Company in 1996. From 1991 to 1996 he was founder and President of Touchstone Treasures, Inc., engaged in computer recycling. From 1980 to 1996 he was President of Valley Paper Recycling Corporation. Mr. Duplechan received a BA from Los Angeles Valley State College and attended MBA courses at Devonshire University.

Former controlling shareholders of the Company are set forth above under the caption Beneficial Ownership of Securities. Mr. Duplechan owns none of the outstanding shares. To our knowledge, the only person who will hold more than 5% of the common stock after the recission is Joseph Kristul, who owns 2,242,290 shares. Mr. Kristul owns his shares indirectly through his control of the Kristul Family Trust with his spouse Maria. Mr. Kristul’s holdings would be equal to 17.7% of the total outstanding 12, 668,000 shares. However, this total outstanding assumes that all of the 135,813,461 shares associated with Telava Nevada will be cancelled.  Up to 10 million shares may not be cancelled, as disclosed above. To the extent shares are not cancelled, Mr. Kristul’s percentage ownership would be less.

PROPOSAL NO. 1:

AMENDMENT OF ARTICLES OF INCORPORATION

NAME CHANGE

The stockholders holding a majority of the common stock have approved an amendment to Article One of the Company's Articles of Incorporation to change the name of the Company from Telava Networks, Inc. back to its original name, Transnational Financial Network, Inc.   If the original name is not available with the California Secretary of State, a similar name will be chosen.

The Board of Directors has proposed the name change because of the Company’s recission of the acquisition of Telava Networks, Inc., a Nevada corporation. The recission took place as a result of alleged misrepresentations regarding the Company’s liabilities, and was disclosed in a Current Report on Form 8-K dated March 11, 2009.

The amendment will be filed with an effective date with the California Secretary of State no less than twenty days after the mailing of the Information Statement.